SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2005

EPOD INTERNATIONAL INC.
(Exact name of registrant as specified in Charter)

Nevada	0 - 32327	91-1953719
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2223 Hayman Road, Kelowna, British Columbia, Canada V1Z 1Z6
 (Address of Principal Executive Offices)

(250) 769-0130
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by EPOD International Inc., (the "Registrant" or the "Company") from time to time with the Securities and Exchange Commission (the "Commission") (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01  Entry into a Material Definitive Agreement.

On October 6, 2005, the Registrant, EPOD International Inc., a Nevada corporation (the "Company") entered into two material agreements concerning the acquisition of Enviromech Industries, LLC, a Delaware limited liability company and Enviromech Industries Inc., a company duly incorporated under the laws of the Providence of British Columbia (collectively "Enviromech" and the "Enviromech Acquisition").

The Company entered into a Membership Purchase Agreement (the "Membership Agreement") with Enviromech Industries, LLC, ("Enviromech LLC") and each of the members of Enviromech LLC (the "Members"). The Membership Agreement provides for the acquisition by the Company of 100% of the membership interests of Enviromech LLC from the Members in exchange for shares of the Company’s common stock, $.0005 par value per share (the "Common Stock"). Upon the completion of the Enviromech Acquisition, Enviromech LLC will be owned and operated as a wholly-owned subsidiary of the Company. A copy of the Membership Agreement is attached hereto as Exhibit 10.1. The summary of the Membership Agreement set forth herein is qualified in its entirety by reference to the attached Exhibit 10.1.

The closing of the Membership Agreement was completed on October 21, 2005 (the "Closing"). In exchange for the membership interests, the Company tendered the purchase price of $504,000 Canadian Dollar (CAD) in Common Stock to the Members.
In addition, the Members have been issued an aggregate of 350,000 shares of Common Stock as follows: (i) 105,000 shares to Mr. Joseph Pike (ii) 192,500 shares to Polar Arc Holding Company, Inc., and (iii) 52,500 shares to Mr. Chris Forsberg.

In addition, the Company and EPOD Industries Inc., the Company’s British Columbia sister company entered into a Share Purchase Agreement (the "Purchase Agreement") with International Quality Systems, Ltd., Polar Products Ltd., Mr. Adam Robertson and Mr. Chris Forsberg (collectively the "Vendors"), who collectively are 100% beneficial owners of the authorized and issued shares of Enviromech Industries Inc. Enviromech Industries Inc. is a sister company of Enviromech Industries LLC and will be owned and operated by EPOD Industries Inc. as a wholly owned subsidiary. A copy of the Purchase Agreement is attached hereto as Exhibit 10.2. The summary of the Purchase Agreement set forth herein is qualified in its entirety by reference to the attached Exhibit 10.2.

The closing of the Purchase Agreement was completed on October 21, 2005 (the "Closing"). In exchange for the acquisition of the shares of Enviromech Industries, Inc. the Company tendered the purchase price of$2,016,240 CAD to the Vendors in the form of Common Stock and cash as follows: the Vendors received an aggregate of 1,296,000 shares of Common Stock and $150,000 CAD in cash. Under the terms of the Purchase Agreement, the Vendors have been issued the shares of Common Stock as follows: (i) 388,800 shares to International Quality Systems Ltd. (ii) 518,400 shares to Polar Products Ltd. (iii) 194,400 shares to Mr. Adam Robertson and (iv) 194,400 shares to Mr. Chris Forsberg.

Both the Share Purchase Agreement and the Membership Agreement provide for customary representations and warranties of all parties, certain covenants and agreements related to the closing and mutual indemnification of the parties.

Enviromech Industries Inc. (EMI) has built a business over the past five years focused on the alternative energy sector of the transportation and waste management industries in the United States. An energy driven company, EMI has positioned itself as a large supplier of alternative fuel systems to the vocational truck market with over 450 systems in operation. These goals and values are reflected in the operating philosophy of the Registrant. The Registrant believes that the Enviromech Acquisition will enable the Registrant to expand its core business and improve profitability.

In connection with the Acquisition, Mr. Todd Sloan has been nominated to serve as a director of the Company, pending Board of Directors approval. Mr. Sloan, currently serves as the President of Enviromech.

Item 2.01	Completion of Acquisition or Disposition of Assets

Registrant hereby incorporates by reference the contents and disclosures set forth in Item 1.01 above, as if fully set forth under this Item 2.10.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors

On October 25, 2005, Mr. Peter Hipp submitted his resignation from his position as a member of the Board of Directors effective immediately. Mr. Hipp did not resign due to any disagreement with the Company on any matter related to its operations, policies or practices. A copy of Mr. Hipp's letter of resignation is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits.

Exhibit No.    Document

10.1	Membership Purchase Agreement, dated as of October 6, 2005, between EPOD International Inc., and the Vendors named therein.
10.2	Share Purchase Agreement dated as of October 6, 2005, between EPOD Industries Inc., and the Vendors named therein.
99.1	Letter of resignation of Peter Hipp dated October 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPOD International Inc.

Date: October 27, 2005	By:	/s/ L. Mark Roseborough
L. Mark Roseborough
President